Enterprise Group of Funds, Inc.
Attachment for Sub-Item 77O
10f-3 Transactions
For the Period August 31, 2001 through December 31, 2001

FUND Enterprise Total Return Fund
OFFERING El Paso/Gemstone Investors Ltd. 144A
DATE 10/25/01
BROKER Credit Suisse First Boston Corp.
PRICE $100.000
PAR/SHARES 100,000
% OF OFFERING 0.01%
% OF ASSETS 0.80%
SYNDICATE MEMBER Bayerische Hypo-Und Vereinsbank AG


FUND Enterprise Total Return Fund
OFFERING AT&T Corp 144A
DATE 11/15/01
BROKER Salomon Smith Barney
PRICE $98.926
PAR/SHARES 100,000
% OF OFFERING 0.00%
% OF ASSETS 0.72%
SYNDICATE MEMBER Deutsche Banc Alex Brown Inc.